September 2007	Pricing Sheet dated September 21, 2007 relating to
Preliminary Pricing Supplement No. 367 dated August 24, 2007 to
Registration Statement No. 333-131266
Filed pursuant to Rule 433
Structured Investments
Opportunities in Equities
Protected Absolute Return Barrier Notes due March 20, 2009
Based on the Price of Shares of the iShares® MSCI Emerging Markets Index Fund
PRICING TERMS – SEPTEMBER 21, 2007
Issuer:		Morgan Stanley
Issue price:		$10 per note (see “Commissions and issue price” below)
Stated principal amount:		$10 per note
Aggregate principal amount:		$4,000,000
Pricing date:		September 21, 2007
Original issue date:		September 28, 2007 (5 business days after the pricing date)
Maturity date:		March 20, 2009
Underlying shares:		Shares of the iShares® MSCI Emerging Markets Index Fund
Payment at maturity:		$10 + supplemental redemption amount (if any)
Maximum payment at maturity:		$12.50 (125% of the stated principal amount).
Supplemental redemption amount:		▪ If at all times during the observation period the share price times the adjustment factor is within the price range, $10 times the absolute price return; or
▪ If at any time on any day during the observation period the share price times the adjustment factor is outside the price range, $0.
Observation period:
The period of regular trading hours on each trading day on which there is no market disruption event with respect to the underlying shares, beginning on, and including, the trading day following the pricing date and ending on, and including, the valuation date

Share price:		At any time on any day during the observation period, the price of one underlying share
Closing share price:		On any day, the share price at the market close
Price range:		Any share price that is:
▪ greater than or equal to: $108.75 (initial price x 75%); and
▪ less than or equal to: $181.25 (initial price x 125%)
Absolute price return:		Absolute value of: (final price – initial price) / initial price
Initial price:		$145.00, the closing share price on the pricing date
Final price:		The closing share price times the adjustment factor on the valuation date
Valuation date:		March 18, 2009
Adjustment factor:		1.0, subject to adjustment in the event of certain events affecting the underlying shares.
CUSIP:		617475769
Listing:		The notes will not be listed on any securities exchange.
Agent:		Morgan Stanley & Co. Incorporated
Commissions and issue price:		Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
	Per note:	$10	$0.175	$9.825
	Total:	$4,000,000	$70,000	$3,930,000
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of notes purchased by that investor.  The lowest price payable by an investor is $9.925 per note.  Please see the cover page of the accompanying preliminary pricing supplement for further details.

(2)
For additional information, see “Supplemental Information Concerning Plan of Distribution” in the accompanying preliminary pricing supplement and “Plan of Distribution” in the accompanying prospectus supplement.

iShares® is a registered mark of Barclays Global Investors, N.A. (“BGI”).  The notes are not sponsored, endorsed, sold, or promoted by BGI.  BGI makes no representations or warranties to the owners of the securities or any member of the public regarding the advisability of investing in the notes.  BGI has no obligation or liability in connection with the operation, marketing, trading or sale of the notes.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY PRICING SUPPLEMENT DESCRIBING THIS OFFERING, AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Preliminary Pricing Supplement No. 367 dated August 24, 2007
Amendment No. 1 to Prospectus Supplement dated July 24, 2007   Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.